Exhibit 99.1

QUICKSILVER RESOURCES ANNOUNCES WEST TEXAS OPERATIONS UPDATE

FORT WORTH, TEXAS (August 27, 2014) – Quicksilver Resources Inc. (NYSE: KWK) announced today the initial results of its first horizontal well under its exploration agreement with Eni in Pecos County, Texas.
The Stallings #1H well began flow back on August 15 and is currently flowing up casing on a restricted choke setting of 34/64 at a rate of 750 barrels of oil equivalent per day, of which 90% is oil. The well was completed in a 2,900-foot lateral in the Third Bone Spring interval. To date, less than 15% of the fracture fluid has been recovered. Quicksilver is the operator of the well and owns an equal working interest with Eni.

The company is currently drilling the Mitchell #1H, the second of its JV wells with Eni, targeting a combined section of the Bone Springs and Wolfcamp formations. This well is expected to be completed in a 5,000-foot lateral beginning in late September as completion equipment becomes available.

The exploration agreement with Eni designates Quicksilver as operator and covers approximately 52,500-acres in Pecos County. The agreement provides that Eni pay $52 million to earn a 50% interest in all of Quicksilver’s acreage. These dollars are targeted to carry Quicksilver in as many as 5 completed wells, geophysical and associated land costs.

In addition, an undisclosed third party has drilled and is finishing completion operations on the first farm-out well on a 7,500-acre tract contiguous to the Quicksilver/Eni acreage.

These two projects, along with an agreement covering Quicksilver’s acreage in Crockett and Upton counties, comprise a total of 90,000-gross acres, where Quicksilver’s interest in up to 10 completed wells is being fully carried by its partners.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a publicly traded independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including shales and coal beds in North America. Quicksilver's Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta. Quicksilver's common stock is traded on the New York Stock Exchange under the symbol "KWK." For more information about Quicksilver Resources, visit www.qrinc.com.

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Forward-Looking Statements

Certain statements contained in this press release and other materials we file with the SEC, or in other written or oral statements made or to be made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” "contemplate," “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions; failure to satisfy our short or long-term liquidity needs, including the ability to access necessary capital resources and address near-term debt maturities; fluctuations in natural gas, NGL and oil prices; failure or delays in achieving expected production from exploration and development projects; our ability to achieve anticipated cost savings and other spending reductions and operational efficiencies; failure to comply with covenants under our Combined Credit Agreements and other indebtedness, the resulting acceleration of debt thereunder and the inability to make necessary repayments or to make additional borrowings; uncertainties inherent in estimates of natural gas, NGL and oil reserves and predicting natural gas, NGL and oil production and reservoir performance; effects of hedging natural gas, NGL and oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; delays in construction of transportation pipelines and gathering, processing and treating facilities; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; failure or delay in completing strategic transactions, particularly in contracting for a transaction involving our Horn River Asset; failure to make the necessary expenditures under or related to our contractual commitments, including our spending requirement pursuant to Fortune Creek; the effects of existing or future litigation; and additional factors described elsewhere in this press release.

This list of factors is not exhaustive, and new factors may emerge or changes to these factors may occur that would impact our business. Additional information regarding these and other factors may be contained in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K, including any amendments thereto. All such risk factors are difficult to predict, and are subject to material uncertainties that may affect actual results and may be beyond our control. The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

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Investor & Media Contact:
David Erdman
(817)665-4023